Exhibit 99.1

LifeLock Announces an Additional Accelerated Share Repurchase Transaction

Tempe, AZ (May 17, 2016) LifeLock, Inc. (NYSE:LOCK), an industry leader in identity theft protection services, today announced the commencement of an additional accelerated share repurchase (ASR) transaction with Bank of America, N.A. for approximately $48 million.
Under the terms of the additional ASR transaction, LifeLock has agreed to repurchase approximately $48 million of its common stock with the majority of the shares to be received shortly following the execution of the ASR transaction. The final number of shares to be repurchased will be based on the volume-weighted average share price of LifeLock’s common stock during the term of the ASR, minus a discount. The final settlement of the transactions under the new ASR agreement is expected to take place on or before the end of Q3 2016.
The additional ASR transaction is being executed as part of an authorization by LifeLock’s Board of Directors to repurchase up to $100 million of the Company's common stock, which was announced on November 30, 2015, and is in addition to the $50 million ASR transaction entered into with Bank of America, N.A. by LifeLock in February 2016.
Since the announcement of the share repurchase program in November 2015, LifeLock has purchased approximately $1.9 million worth of common stock in the open market, in addition to the stock purchased through the February 2016 ASR. After the completion of the two ASR transactions, the authorized repurchase of $100 million worth of common stock will be complete.
About LifeLock
LifeLock, Inc. (NYSE:LOCK) is a leading provider of proactive identity theft protection services for consumers and consumer risk management services for enterprises. LifeLock’s threat detection, proactive identity alerts, and comprehensive remediation services help provide peace of mind for consumers amid the growing threat of identity theft. Leveraging unique data, science and patented technology from ID Analytics, LLC, a wholly owned subsidiary, LifeLock offers identity theft protection that goes significantly beyond credit monitoring. As part of its commitment to help fight identity theft, LifeLock works to train law enforcement and partners with a variety of non-profit organizations to help consumers establish positive habits to combat this threat.
Media Contact:
Debra Jack
Media@lifelock.com
480-457-2170
Investor Relations Contact:
Jamison Manwaring
VP, Investor Relations
Investor.relations@lifelock.com
480-457-5000